                                                                       Exhibit 2

                     ======================================



                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                DECEMBER 14, 1999

                                  BY AND AMONG

                                ASTRO-MED, INC.,

                                TELEFACTOR CORP.,

                                       AND

                                 JOHN B. CHATTEN

                       ===================================


                                TABLE OF CONTENTS

ARTICLE I                      PURCHASE AND SALE OF ASSETS
    Section 1.1                Purchase and Sale of Assets
    Section 1.2                No Assumption of Liabilities
    Section 1.3                Excluded Assets
    Section 1.4                Purchase Price and Terms
    Section 1.5                Purchase Price Adjustments
    Section 1.6                Additional Purchase Price Payments
    Section 1.7                Contingent Payment
    Section 1.8                Audit Rights

ARTICLE II                     REPRESENTATIONS AND WARRANTIES OF SELLER
    Section 2.1                Corporate Organization and Authority of Seller
    Section 2.2                No Conflict
    Section 2.3                Capitalization of Seller
    Section 2.4                Subsidiaries
    Section 2.5                Financial Statements
    Section 2.6                Assets
    Section 2.7                Customers and Sales
    Section 2.8                Material Contracts
    Section 2.9                Equipment
    Section 2.10               Intellectual Property
    Section 2.11               Owned Real Property
    Section 2.12               Leased Real Property
    Section 2.13               Inventory
    Section 2.14               Litigation and Proceedings
    Section 2.15               Employee Relations
    Section 2.16               Employee Benefit Plans
    Section 2.17               Personnel: Identification and Compensation
    Section 2.18               Legal Compliance
    Section 2.19               Product, Environmental and Toxic Liability
    Section 2.20               Taxes
    Section 2.21               Authority and Consents
    Section 2.22               Licenses, Permits and Authorizations
    Section 2.23               Insurance
    Section 2.24               Brokers' Fees
    Section 2.25               Absence of Certain Changes or Events
    Section 2.26               Absence of Undisclosed Liabilities
    Section 2.27               Effect of Agreement
    Section 2.28               Year 2000 A. D.
    Section 2.29               Accuracy of Representations

ARTICLE III                    REPRESENTATIONS AND WARRANTIES OF PURCHASER
    Section 3.1                Corporate Organization and Authority of Purchaser
    Section 3.2                No Conflict
    Section 3.3                Litigation and Proceedings
    Section 3.4                Authority and Consents

    Section 3.5                Financial Ability
    Section 3.6                Brokers' Fees
    Section 3.7                Grass Instruments Product Line

ARTICLE IV                     COVENANTS AND AGREEMENTS OF SELLER
    Section 4.1                Termination of Liens
    Section 4.2                Business Operating Covenants
    Section 4.3                Inspection
    Section 4.4                No Solicitations
    Section 4.5                Maintenance of Insurance
    Section 4.6                Consents of Others
    Section 4.7                Accounts Payable
    Section 4.8                Payment of Specified Obligations
    Section 4.9                Preparation of Financial Statements

ARTICLE V                      COVENANTS AND AGREEMENTS OF PURCHASER
    Section 5.1                Inspection
    Section 5.2 Product Warranties, Inventory Obsolescence and the Warranty and Obsolescence Reserve Account
    Section 5.3                Employee Matters

ARTICLE VI                     JOINT COVENANTS AND AGREEMENTS
    Section 6.1                Support of Transaction
    Section 6.2                Tax Matters
    Section 6.3                Assignment of Contracts

ARTICLE VII                    CONDITIONS PRECEDENT TO
                               PURCHASER'S PERFORMANCE
     Section 7.1               Truth of Seller's Representations and Warranties
     Section 7.2               Seller's Performance of Agreements
     Section 7.3               No Material Adverse Change
     Section 7.4               Certification by Seller
     Section 7.5               Opinion of Seller's Counsel
     Section 7.6               Absence of Litigation
     Section 7.7               Good Standing and Tax Certificates
     Section 7.8               Consents and Approvals
     Section 7.9               Approval of Proceedings and Documentation
     Section 7.10              Assets
     Section 7.11              Employment Agreement
     Section 7.12              Leases and Assignment of Lease
     Section 7.13              Releases from Creditors

ARTICLE VIII                   CONDITIONS PRECEDENT TO
                               SELLER'S PERFORMANCE
     Section 8.1               Truth of Purchaser's Representations and Warranties
     Section 8.2               Purchaser's Performance of Agreements
     Section 8.3               Opinion of Purchaser's Counsel
     Section 8.4               Related Agreements

ARTICLE IX                     CLOSING
     Section 9.1               Closing

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
     Section 9.2               Seller Deliveries at Closing
     Section 9.3               Purchaser Deliveries at Closing

ARTICLE X                      INDEMNIFICATION

     Section 10.1              Indemnification of Purchaser
     Section 10.2              Indemnification of Seller and Shareholder
     Section 10.3              Notice of Claim
     Section 10.4 Limitation on Time for Presentment of Claim and Amount of Indemnification

     Section 10.5              Survival of Representations and Warranties
     Section 10.6              Knowledge of Seller and Shareholder

ARTICLE XI                     MISCELLANEOUS
     Section 11.1              Waiver
     Section 11.2              Notices
     Section 11.3              Assignment
     Section 11.4              Rights of Third Parties
     Section 11.5              Expenses
     Section 11.6              Captions; Counterparts
     Section 11.7              Entire Agreement
     Section 11.8              Severability
     Section 11.9              Amendment
     Section 11.10             Publicity
     Section 11.11             Further Assurances
     Section 11.12             Tax Treatment
     Section 11.13             Set-off
     Section 11.14             Non-Exclusivity of Remedies
     Section 11.15             Governing Law


                             EXHIBITS AND SCHEDULES

EXHIBITS:
---------
EXHIBIT A               Form of Purchase Price Escrow Agreement
EXHIBIT B               Form of Warranty Reserve Escrow Agreement
EXHIBIT C(1)            Form of Employment Agreement of John B. Chatten
EXHIBIT C(2)            Form of Employment Agreement of Valdimir Ivanov
EXHIBIT D               Form of Lease of 1094 New DeHaven Street, West
                        Conshohocken, Pennsylvania
EXHIBIT E               Form of Lease of 1090 New DeHaven Street, West
                        Conshohocken, Pennsylvania
EXHIBIT F               Form of Sublease of 1083 New DeHaven Street, West
                        Conshohocken, Pennsylvania

SCHEDULES:
----------
Schedule 1.2            -      Assumed Liabilities
Schedule 1.3            -      Excluded Agreements
Schedule 1.5(a)         -      Previously Expensed Equipment
Schedule 1.5(b)         -      June 1999 Purchased Asset Listing
Schedule 1.6(a)(i)      -      Grass Instruments Product Line
Schedule 1.6(a)(ii)     -      Telefactor Product Line
Schedule 1.6(b)         -      Additional Purchase Price Payment Calculation
Schedule 2.5            -      June 1999 Balance Sheet
Schedule 2.6            -      Exceptions to Title/Liens
Schedule 2.7            -      Customers and Sales
Schedule 2.8            -      Contracts
Schedule 2.9            -      Equipment
Schedule 2.10           -      Intellectual Property
Schedule 2.11           -      Owned Real Property
Schedule 2.12           -      Leased Real Property
Schedule 2.13           -      Inventory
Schedule 2.14           -      Litigation
Schedule 2.16           -      Employee Plans
Schedule 2.17           -      Personnel Listing
Schedule 2.19(a)        -      Product Liability
Schedule 2.19(b)        -      Hazardous Wastes
Schedule 2.19(c)        -      Exposure to Hazardous Wastes
Schedule 2.21           -      Seller Consents
Schedule 2.22           -      Seller Material Licenses
Schedule 2.23           -      Insurance Policies
Schedule 2.25           -      Certain Changes or Events
Schedule 2.26           -      Material Liabilities
Schedule 2.28           -      Year 2000 A. D.
Schedule 4.6            -      Required Seller Consents
Schedule 4.8            -      Specified Obligations
Schedule 5.2            -      Seller Product Warranties


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into, as of this 14th day of December, 1999, by and among ASTRO-MED, INC., a Rhode Island corporation ("PURCHASER"), TELEFACTOR CORP., a Pennsylvania corporation ("SELLER"), and JOHN B. CHATTEN, major shareholder of Seller ("SHAREHOLDER," Shareholder and all other shareholders of Seller being collectively referenced herein as "SHAREHOLDERS").

                               W I T N E S S E T H

         WHEREAS, Purchaser is engaged in the business of manufacturing and marketing electronic recording products, label systems and neurophysiologic products;

         WHEREAS, Seller is engaged in the business of designing, manufacturing and distributing neurophysiologic instrumentation products;

         WHEREAS, Shareholder is the major shareholder of Seller;

         WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned by Seller related to the EEG, epilepsy, sleep monitoring and neuromonitoring technology (the "Business"), except as otherwise set forth herein; and

         WHEREAS, in connection with the purchase and sale of assets described above, the parties desire that Seller retain all the liabilities of Seller relating to the Business except as otherwise agreed by Purchaser;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Purchaser, Seller and Shareholder, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         SECTION 1.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer and assign to Purchaser and Purchaser will purchase from Seller, all of the right, title and interest of Seller in and to the properties and assets, wherever located, other than the Excluded Assets, as defined in Section 1.3, used or held for use, fully or in part, in the operation of the Business (the "PURCHASED ASSETS"). The term, "Purchased Assets", shall include, without limitation, all of Seller's right, title and interest in and to the following, if any:

                  (i) all machinery, equipment and other tangible personal property used or held for use in full or in part in or by the Business (the "EQUIPMENT");

                  (ii) all real property leased by Seller and used or held for use in the Business (the "LEASED REAL PROPERTY");

                  (iii) all personal property leased by Seller and used or held for use in the Business (the "LEASED PERSONAL PROPERTY");

                  (iv) all contracts, agreements, subcontracts and personal property leases of Seller (other than those set forth on SCHEDULE 1.3), entered into in connection with the operation of the Business and not fully performed as of the Closing (the "CONTRACTS");

                  (v) all patents, licenses, proprietary rights, service marks, trademarks and associated good will, tradenames, trade rights, trade secrets, designs, plans, blueprints, drawings, software, specifications, manuals, technical documents, quality documents, logos, copyrights, know-how, methods, concepts, technology, inventions and all other intellectual property rights of every kind and nature and any disclosures, registrations or applications for registration of any of the foregoing and any other similar rights used or held for use, in full or in part, in the operation of the Business ("INTELLECTUAL PROPERTY");

                  (vi) all refunds, deposits, and prepaid expenses relating to the Business, and proceeds of insurance policies or claims pertaining to the Purchased Assets, excluding, however, cash and cash equivalents of Seller ("OTHER CURRENT ASSETS");

                  (vii) all items of inventory, including raw materials, work in process, finished goods, supplies and spare parts held, including any such item which is in transit or on order as of the Effective Date, owned or held for use by Seller in connection with the Business (the "INVENTORY");

                  (viii) all transferable licenses, authorizations and permits issued or granted by any Federal, state, municipal or local government, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body ("GOVERNMENTAL AUTHORITY") or other Person in connection with the operation of the Business ("LICENSES AND PERMITS");

                  (ix) all books, records, files, data, graphs, charts, specifications, diagrams, assessments, reviews, instructions, manuals, marketing and advertising materials, papers, plans, reports, and other written material of every kind, and any electronic, film, microfilm, microfiche or computerized form of any of the foregoing items, wherever located, relating to the Business or the Purchased Assets ("RECORDS"); and

                  (x) all accounts receivable of Seller due or recorded in the respective books and accounts of Seller as being due and owing as of the Effective Date, as defined in Section 9.1 hereof (the "ACCOUNTS RECEIVABLE").

         SECTION 1.2 NO ASSUMPTION OF LIABILITIES.

         (A) IT IS UNDERSTOOD AND AGREED THAT PURCHASER DOES NOT ASSUME OR AGREE TO PAY, PERFORM OR DISCHARGE, AND SHALL NOT BE RESPONSIBLE FOR, ANY LIABILITIES OR OBLIGATIONS OF SELLER WHETHER ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE, ARISING ON OR BEFORE THE CLOSE OF BUSINESS ON THE EFFECTIVE DATE OTHER THAN AS LISTED ON SCHEDULE 1.2 HEREOF OR AS AGREED TO IN WRITING BY SELLER SUBSEQUENT TO THE ADOPTION OF THIS AGREEMENT (the "ASSUMED LIABILITY OR ASSUMED LIABILITIES"); PROVIDED, HOWEVER, THAT THAT CERTAIN TERM PROMISSORY NOTE FROM SELLER TO PURCHASER DATED SEPTEMBER 17, 1999 (the "PROMISSORY NOTE"), TOGETHER WITH THAT CERTAIN SOFTWARE LICENSE AGREEMENT OF EVEN DATE THEREWITH (the "LICENSE AGREEMENT"), SHALL BE DEEMED TO BE AN ASSUMED LIABILITY, AND PROVIDED FURTHER THAT THE AMOUNT OF $75,000 ASSOCIATED WITH THE DEBIT RELATED TO NON-CUSTOMIZED SOFTWARE USED BY SELLER SHALL BE ADJUSTED AS FOLLOWS: (i) TO THE EXTENT THAT PURCHASER DEEMS IT REASONABLY NECESSARY TO PURCHASE SOFTWARE LICENSES WITH RESPECT TO SUCH SOFTWARE

AND THE REASONABLE COSTS ASSOCIATED WITH SUCH PURCHASES IS LESS THAN $75,000, THEN THE AMOUNT OF SUCH SAVINGS SHALL BE APPLIED AS A CREDIT ON THE FINAL CLOSING DATE ASSETS LISTING (AS SUCH TERM IS HEREINAFTER DEFINED); AND (ii) TO THE EXTENT THAT PURCHASER DEEMS IT REASONABLY NECESSARY TO PURCHASE SOFTWARE LICENSES WITH RESPECT TO SUCH SOFTWARE AND THE REASONABLE COSTS ASSOCIATED WITH SUCH PURCHASES IS IN EXCESS OF $75,000, THEN THE AMOUNT OF SUCH EXCESS EXPENSE SHALL BE APPLIED AS A FURTHER DEBIT ON THE FINAL CLOSING DATE ASSETS LISTING.

         (B) IT IS FURTHER UNDERSTOOD AND AGREED THAT ANY ASSUMED LIABILITY OR ASSUMED LIABILITIES SHALL REDUCE, SUBJECT TO SUBSECTION (A) OF THIS SECTION 1.2, THE PURCHASE PRICE, AS DEFINED IN SECTION 1.4 HEREOF, PAID TO SELLER AT THE CLOSING ON A DOLLAR-FOR-DOLLAR BASIS, AND THAT ANY SUCH ADJUSTMENTS TO THE PURCHASE PRICE FOR ANY ASSUMED LIABILITY OR ASSUMED LIABILITIES SHALL BE MADE ON THE BASIS OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, CONSISTENTLY APPLIED (collectively, "GAAP PRINCIPLES").

         SECTION 1.3 EXCLUDED ASSETS. The parties expressly acknowledge and agree that the Purchased Assets shall not include the following, collectively referenced herein as the "EXCLUDED ASSETS":

             (a)     cash and cash equivalents of Seller;

             (b) the land and buildings and building improvements at 1094 and 1090 New DeHaven Street, West Conshohocken, Pennsylvania;

             (c)     the agreements set forth on SCHEDULE 1.3; and

             (d) Seller's minute books, stock ledgers and other corporate records.

         SECTION 1.4 PURCHASE PRICE AND TERMS. Upon the terms and subject to the conditions contained herein, as consideration for the Purchased Assets, Purchaser will pay to Seller, in the manner set forth in Section 1.5 hereof, the Final Closing Date Asset Value, as defined in Section 1.5(f) hereof, reduced by the amount of the Assumed Liabilities as set forth in Section 1.2 hereof (the "INITIAL PURCHASE PRICE").

         SECTION 1.5            PURCHASE PRICE CALCULATION.

                  (a) Prior to the Closing, Seller and Purchaser shall cooperate in preparing a preliminary combined listing of the Purchased Assets of Seller as of November 30, 1999 (the "PRELIMINARY CLOSING DATE ASSETS LISTING") which shall be prepared on a basis in all material respects consistent with the June 30, 1999 Purchased Asset Listing attached hereto as SCHEDULE 1.5(b) which has been prepared through the cooperative efforts of Purchaser and Seller according to GAAP Principles (the "JUNE 1999 ASSETS LISTING"). It is understood and agreed that those assets listed on the June 1999 Assets Listing for the purpose of establishing the Initial Purchase Price consist of the following categories: (i) Inventory; (ii) Accounts Receivable Net; (iii) Net Equipment; (iv) Other Long Term Assets; (v) Other Currents Assets; (vi) Loans; (vii) Royalty Receivable; and (viii) Good Will. Seller shall certify in writing that the Inventory listed on the Preliminary Closing Date Assets Listing has been prepared on a basis in all material respects consistent with the Inventory listed on the June 1999 Assets Listing. Seller also shall prepare and deliver to Purchaser, at least two
(2) days prior to the Closing Date, a listing of deposits of customers of Seller as of the Closing Date. The Preliminary Closing Date Assets Listing shall be prepared (i) in a combined format consistent with the June 1999 Assets Listing; and (ii) such that the

Preliminary Closing Date Assets Listing shall reflect the undepreciated cost (based upon seven (7) year straight line depreciation) of Equipment acquired by Seller prior to 1998, the cost of which was previously expensed by Seller as set forth on SCHEDULE 1.5(a) and otherwise shall reflect only changes in assets arising after June 30, 1999 through November 30, 1999.

                  (b) The "PRELIMINARY ASSET VALUE" shall mean the dollar value of the Purchased Assets as set forth in the Preliminary Closing Date Assets Listing as adjusted by cash received and expenses paid by Seller through the Closing Date.

                  (c) At the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing, the Preliminary Asset Value reduced by the Assumed Liabilities (the "CLOSING PAYMENT"); provided, however, that Purchaser shall deposit $200,000 of the Closing Payment in the Price Adjustment Reserve Account referenced in Subsection (g) of this Section 1.5, and also shall deposit $25,000 of the Closing Payment in the Warranty and Obsolescence Reserve Account as defined in
Section 5.2 hereof (both such escrow deposits by Purchaser being collectively referenced herein as the "ESCROW DEPOSITS").

                  (d) As soon as reasonably practicable following the Closing Date, and in any event within thirty (30) calendar days thereof, Purchaser shall prepare and deliver to Seller a final combined Purchased Asset Listing of Seller as of the Effective Date (the "FINAL CLOSING DATE ASSETS LISTING"). Those Purchased Assets listed on the Final Closing Date Assets Listing for the purpose of determining the Initial Purchase Price shall be those listed on the Preliminary Closing Date Assets Listing. The Final Closing Date Assets Listing shall be prepared: (i) in accordance with GAAP Principles; (ii) such that the Final Closing Date Assets Listing shall reflect only changes in assets arising after June 30, 1999 through the Effective Date; (iii) such that the Final Closing Date Assets Listing shall reflect the undepreciated cost (based upon seven (7) year straight line depreciation) of Equipment acquired by Seller prior to 1998, the cost of which was previously expensed by Seller as set forth on
SCHEDULE 1.5(a); and (iv) as adjusted by cash received and expenses paid by Seller through the Closing Date.

                  (e) Seller and/or such representatives of Seller as Seller may reasonably designate may attend and observe the preparation of the Final Closing Date Assets Listing by Purchaser. During and after preparation of the Final Closing Date Assets Listing, Seller and/or Seller's representatives shall have free access to the individual who is preparing the Final Closing Date Assets Listing and full access to Purchaser's work papers. Purchaser shall clearly explain to Seller and/or Seller's representatives Purchaser's basis for any item questioned by Seller and give Seller and/or Seller's representatives full opportunity to express his comments and observations, which Purchaser's representative shall reasonably consider. Furthermore, for such amounts in the Final Closing Date Assets Listing as Seller's representative may identify, Purchaser shall provide a detailed comparison of the computation and compilation of such Final Closing Date Assets Listing amount(s) and the equivalent June 1999 Assets Listing amount(s). After the Final Closing Date Assets Listing has been presented to Seller pursuant to Section 1.5(d), Seller may formally dispute the calculation of any element of the Final Closing Date Assets Listing, by notifying Purchaser of such disagreement in writing, setting forth in detail the particulars of such disagreement, within sixty (60) days after its receipt of the Final Closing Date Assets Listing. In the event that Seller does not provide such a notice of disagreement within such sixty (60) day period, Seller shall be deemed to have accepted the Final Closing Date Assets Listing, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Final Closing Date Assets Listing. If, at the end of such period, they are unable to resolve such disagreements, then such independent accounting firm as may be mutually selected by Purchaser and Seller (the "AUDITOR") shall resolve any remaining disagreements. The Auditor shall receive full cooperation from both Seller and Purchaser and shall be asked to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Final Closing Date Assets Listing was prepared in accordance with the standards set forth in this Section 1.5 and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Final Closing Date Assets Listing requires adjustment. The fees and expenses of the Auditor shall be paid one-half by Purchaser and one-half by Seller. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Final Closing Date Assets Listing is finally determined in accordance with this Section 1.5(e) is hereinafter referred to as the "DETERMINATION DATE."

                  (f) The "FINAL ADJUSTMENT AMOUNT" shall mean the difference between the Preliminary Asset Value and the value of the Purchased Assets as set forth in the Final Closing Date Assets Listing as adjusted by Section 1.2 hereof (the "FINAL CLOSING DATE ASSET VALUE").

                  (g) On the Closing Date, Purchaser shall deposit $200,000 of the Closing Payment in an escrow account (the "PRICE ADJUSTMENT ESCROW AMOUNT") established pursuant to an Escrow Agreement (the "PRICE ADJUSTMENT ESCROW AGREEMENT"), substantially in the form of EXHIBIT A hereto, dated as of the Closing Date, among Purchaser, Seller, Shareholder and Hinckley, Allen & Snyder LLP, counsel to Purchaser (the "ESCROW AGENT"), as a reserve for payment of the Final Adjustment Amount (the "PRICE ADJUSTMENT RESERVE ACCOUNT").

                           (i)      If the Preliminary Asset Value was equal to
or less than the Final Closing Date Asset Value, then, promptly, and in any event within ten (10) days following the Determination Date, by wire transfer of immediately available funds to an account designated in writing by Seller, (x) the Escrow Agent shall pay to Seller the Price Adjustment Escrow Amount, and (y) Purchaser shall pay to Seller the Final Adjustment Amount, if any.

                           (ii)     If the Preliminary Asset Value exceeded the
Final Closing Date Asset Value, then, promptly, and in any event within ten (10) days following the Determination Date, the Escrow Agent shall pay to Purchaser, by wire transfer of immediately available funds, to an account designated in writing by Purchaser, the Final Adjustment Amount and shall pay to Seller, to an account designated in writing by Seller, the balance of the Price Adjustment Reserve Account. If the Final Adjustment Amount due to Purchaser exceeds the Price Adjustment Escrow Amount, then, in addition to the amount Price Adjustment Escrow Amount, promptly, and in any event within ten (10) days following the Determination Date, Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser, the amount by which the Final Adjustment Amount exceeds the Price Adjustment Escrow Amount.

         SECTION 1.6.      ADDITIONAL PURCHASE PRICE.

                  (a) In addition to the Initial Purchase Price as adjusted in accordance with the terms of this Agreement, for each full fiscal year or portion thereof within the Payout Period, as hereinafter defined, Purchaser will pay to Seller a payment equal to seventeen percent (17%) of the total dollar incremental increase in combined Net Sales Revenues (as hereinafter defined) of Purchaser's Grass Instruments Product Line and Seller's Telefactor Product Line (the "COMBINED NET SALES REVENUES") over the Base Amount (as hereinafter defined) over the term of the Payout Period (as hereinafter defined) in an aggregate amount not to exceed three million dollars ($3,000,000) in accordance with the procedures hereinafter set forth (collectively, the "ADDITIONAL PURCHASE PRICE PAYMENT"). As used herein, "NET SALES REVENUES" shall be an amount equal to gross sales, less all returns, allowances, cash discounts, and adjustments.

                           (i)      "GRASS INSTRUMENTS PRODUCT LINE" shall mean
those products set forth on SCHEDULE 1.6(a)(i) hereto, together with all ancillary services in respect thereof, substitutions, replacements, improvements, enhancements, and future developments thereto and thereof.

                           (ii) "TELEFACTOR PRODUCT LINE" shall mean those
products set forth on SCHEDULE 1.6(a)(ii) hereto, together with all ancillary services in respect thereof, substitutions, replacements, improvements, enhancements, and future developments thereto and thereof.

                  (b) Each Additional Purchase Price Payment shall be made within thirty (30) days following the end of each fiscal year within the Payout Period; provided, however, that the final Additional Purchase Price Payment shall be made within thirty (30) days of the final day of the Payout Period. The "PAYOUT PERIOD" shall commence on the first day of the month following the Closing Date (the "COMMENCEMENT DATE") and end seventy-two (72) months thereafter (the "END DATE"). The initial Additional Purchase Price Payment shall be based on Combined Net Sales Revenues from the Commencement Date through the end of the first fiscal year of the Payout Period as compared to the Base Amount (as hereinafter defined). The final Additional Purchase Price Payment shall be based on Combined Net Sales Revenues from the end of the final full fiscal year of the Payout Period through the End Date as compared to the Base Amount. Each interim Additional Purchase Price Payment shall be based on Combined Net Sales Revenues for the prior full fiscal year within the Payout Period compared to the Base Amount. SCHEDULE 1.6(b) hereto sets forth, by way of example, the methodology to be used in calculating the Additional Purchase Price Payments. The parties understand and agree that the dollar values presented on said
SCHEDULE 1.6(b) (the "RESULTS") are hypothetical and are used for illustrative purposes only. Neither party represents nor warrants to the other that the Results will be achieved.

                  (c) The "BASE AMOUNT" for the first twelve months of the Payout Period shall mean the amount for the prior comparable period, and thereafter shall mean the highest actual Combined Net Sales Revenues for any prior comparable period during the Payout Period.

         SECTION 1.7 CONTINGENT PAYMENT. In the event that during the Payout Period payment would be due pursuant to Section 1.6 but for the fact that such payment (or any portion thereof) would cause the aggregate amount of Additional Purchase Price Payments to exceed three million dollars ($3,000,000), such amount shall be paid to Seller as a contingent payment (the "CONTINGENT PAYMENT") which Contingent Payment shall be made at the same time and in the same manner as if it were an Additional Purchase Price Payment.

         SECTION 1.8       AUDIT RIGHTS.

                  (a) Once each fiscal year, during the Payout Period and for a period of two (2) years thereafter, Seller shall have the right, at Seller's expense and upon reasonable notice, to have examined by an independent, certified public accountant subject to a mutually acceptable non-disclosure agreement, Purchaser's books and records related to the Grass Instruments Product Line and the Telefactor Product Line sales revenues in order to determine and verify the amount of any Additional Purchase Price Payment and/or Contingent Payment due. Any discrepancy between the Additional Purchase Price Payment or Contingent Payment paid and the Additional Purchase Price Payment or Contingent Payment actually due discovered pursuant to such examination shall be payable within thirty (30) days of completion of the examination. In the event that an audit discloses underpayment by Purchaser of three percent (3%) or more, Purchaser shall reimburse Seller for all costs incurred in connection with the conduct of such audit.

                  (b) Purchaser acknowledges and agrees that in the event that following the Closing Date Seller elects to liquidate and distribute its assets, net of liabilities, to the Shareholders, then and in such event, upon written request of Seller to Purchaser, Purchaser shall distribute each Additional Purchase Price Payment and Contingent Payment, if any, to the respective Shareholders of Seller in such amounts as Seller shall have instructed Purchaser in writing.

                  (c) It is expressly understood and agreed that the provisions of SECTION 1.6, SECTION 1.7, and this SECTION 1.8 shall survive the execution and delivery hereof and the Closing of the transaction hereunder.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Shareholder jointly and severally represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing, that, except as has been otherwise disclosed by Seller to Purchaser in any Schedule hereto:

         SECTION 2.1 CORPORATE ORGANIZATION AND AUTHORITY OF SELLER. Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania. Seller has the corporate power and authority to own or lease its properties and to conduct the Business as it is now being conducted, and Seller has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Other than with respect to the office of the Seller located in the Netherlands (the "NETHERLANDS OFFICE") which is in the process of being qualified under Dutch law, Seller is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as hereinafter defined). The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Seller and the Shareholders, and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and Shareholder and constitutes a legally valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms, except to the extent that enforceability is limited by bankruptcy and other similar laws effecting creditors' rights generally. For the purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean any change in or effect on Seller that is, or is reasonably likely to be, materially adverse to the assets, business, financial condition, results of operations or prospects of Seller.

         SECTION 2.2 NO CONFLICT. The execution and delivery of this Agreement by Seller and Shareholder and the consummation of the transactions contemplated hereby does not, and will not, violate any provision of, or result in the breach of, the material provisions of any applicable law, rule or regulation of any Governmental Authority, the Certificate of Incorporation, Bylaws or other organizational documents of Seller, or any agreement, indenture or other instrument to which Seller or Shareholder is a party or by which Seller or Shareholder may be bound, or of any order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, the result of which would cause a Material Adverse Event (as hereinafter defined), or result in the creation of any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or lien of any kind (a "LIEN") upon any of the properties or assets of Seller or Shareholder, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien. For the purposes of this Agreement, the term "MATERIAL ADVERSE EVENT" shall mean any change in, or effect on, Seller that results in, or is reasonably likely to result in, a Material Adverse Effect.

         SECTION 2.3 Intentionally omitted.

         SECTION 2.4 SUBSIDIARIES. Seller has no subsidiaries. Seller does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

         SECTION 2.5 FINANCIAL STATEMENTS. Attached as SCHEDULE 2.5 is the Seller's Balance Sheet as of June 30, 1999 (the "JUNE 1999 BALANCE SHEET") and the Seller's Income Statement for the six (6) months period ending June 30, 1999 (the "JUNE 30, 1999 INCOME STATEMENT" and together with the June 1999 Balance Sheet, collectively, the "JUNE 1999 STATEMENTS"). The June 1999 Statements were prepared through the joint cooperation of Seller and Purchaser, derived from the books and records of Seller, and have been prepared and adjusted in accordance with GAAP Principles. Seller has made available to Purchaser copies of the statements of income and balance sheets of Seller for the fiscal years ended and as of December 31, 1997 and 1998, certain other material financial records of Seller relating to the fiscal years ended December 31, 1997 and 1998 (the "FINANCIAL STATEMENTS") and other comparable financial records for the fiscal years ended December 31, 1994 through December 31, 1996. Seller and Purchaser have cooperated in adjusting the Financial Statements to reflect GAAP Principles, and Seller and Shareholder acknowledge and agree that the Financial Statements fairly present in all material respects the financial condition of the Business as of the date thereof. Notwithstanding the foregoing, although Seller and Shareholder represent and warrant that the Financial Statements and financial information in respect of Seller upon which the June 1999 Statements are predicated are true and correct in all material respects, neither Seller nor Shareholder makes any representation as to the applicability of GAAP Principles or any adjustments made by Purchaser, or Purchaser's agents with respect thereto.

         SECTION 2.6 ASSETS. Except as set forth on SCHEDULE 2.6, the Purchased Assets are adequate for Purchaser to conduct the Business in the same manner as currently conducted. Except with respect to the leased Purchased Assets, for which Seller holds valid leasehold interests, Seller owns and has good and marketable title to such Purchased Assets free and clear of all Liens other than
(a) the Lien of current taxes and other governmental charges and assessments not yet due and payable (collectively, the "PERMITTED LIENS"), (b) those disclosed in SCHEDULE 2.6 to this Agreement, and (c) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present intended use or enjoyment of any such property or assets, the existence of which would not cause the occurrence of a Material Adverse Event.

         SECTION 2.7 CUSTOMERS AND SALES. Set forth in SCHEDULE 2.7 is an accurate and current listing of the twenty (20) largest customers of Seller together with summaries of the sales made to each customer during the most recent fiscal year. Except as set forth in SCHEDULE 2.7, Seller has no information, nor is it aware of any facts, indicating that any of such customers intend to cease doing business with Seller, or materially alter the amount of the business that it is presently doing with Seller.

         SECTION 2.8 MATERIAL CONTRACTS. Except as set forth in SCHEDULE 2.8, Seller has no and is not bound by (a) any agreement, contract or commitment relating to the employment of any person by Seller, including but not limited to collective bargaining agreements, or relating to any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee remuneration or benefit plan; (b) any agreement, contract or commitment relating to capital expenditures; (c) any loan or advance to, or investment in, any other person or any agreement, contract or commitment relating to the making of any such loan, advance or investment; (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); (e) any management service, consulting or any other similar type contract; (f) any agreement, contract or commitment limiting the freedom of Seller to engage in any line of business or to compete with any other person;
(g) any agreement, contract or commitment not entered into in the ordinary course of business which involves $25,000 or more and is not cancelable without penalty within thirty (30) days; (h) any distributor's or manufacturer's or sales representative or agency agreement; (i) any output or requirements agreement; or (j) any agreement, contract or commitment which might reasonably be expected to have a Material Adverse Effect upon Seller. Each contract or agreement set forth in SCHEDULE 2.8 (or required to be set forth in SCHEDULE 2.8) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including but not limited to the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Seller has not violated any of the terms or conditions of any contract or agreement set forth in SCHEDULE 2.8 (or required to be set forth in SCHEDULE 2.8) in any material respect, and all of the covenants to be performed by any other party thereto have been fully performed.

         SECTION 2.9 EQUIPMENT. SCHEDULE 2.9 lists all material items of Equipment of Seller, which have an individual value (as carried on the books and records of Seller) in excess of two thousand dollars ($2,000). Except as set forth in SCHEDULE 2.9, the Equipment is suitable in all material respects for the purposes for which it is presently used and is in good operating condition with the exception of reasonable wear and tear. Except as set forth in SCHEDULE 2.9, no Equipment used by Seller in connection with the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Seller. The Equipment listed on SCHEDULE 2.9 constitutes all such Equipment necessary for the conduct by Seller of the Business as now conducted.

         SECTION 2.10 INTELLECTUAL PROPERTY. Except as set forth in SCHEDULE 2.10, Seller has no interest, whether as owner, licensee or otherwise, in any Intellectual Property, and does not require or use any Intellectual Property in connection with the conduct of the Business. To the knowledge of Seller and Shareholder, other than with respect to the trademark, "Neurotrac" (Registration Number 1,356,285) and patent numbers 5,265,607 and 4,800,895, Seller is not infringing, violating or otherwise acting adversely to, the rights of any person under or in respect of any Intellectual Property. Except as set forth in
SCHEDULE 2.10, there are no filed claims, or claims of which Seller has knowledge, against Seller to the effect that Seller or the operation of Seller's Business infringes, violates or otherwise is adverse to, the rights of any person under or in respect of any Intellectual Property or that any employee, agent or representative of Seller is in violation of any non-competition or non-disclosure obligation with a third party as a result of their relationship with Seller. Except as set forth in SCHEDULE 2.10, Seller is not a party to any license agreement, or arrangement, whether written or oral, express or implied, or whether as licensee, licensor, or otherwise, with respect to any Intellectual Property.

         SECTION 2.11      OWNED REAL PROPERTY.

                  (a) SCHEDULE 2.11 lists all owned real property used or held for use in the Business (the "OWNED REAL PROPERTY"). Seller has obtained and kept in full force and effect all licenses, permits and approvals necessary for the use of all Owned Real Property, including but not limited to zoning of each parcel set forth in SCHEDULE 2.11 (or required to be set forth in SCHEDULE 2.11), which permits the presently existing improvements, equipment and processes and the continuation of the business presently being conducted on such parcel.

                  (b) Seller is not in default under any Lien on the Owed Real Property and no waiver, indulgence or postponement of Seller's obligations thereunder has been granted by the holder thereof and there exists no event of default or event, occurrence, condition or act (including but not limited to purchase of the Purchased Assets hereunder which) with the giving of notice, lapse of time or the happening of any further event or condition, would become a default under such conditions under any such Lien. All of the buildings, structures and appurtenances situated on the Owned Real Property listed in SCHEDULE 2.11 (or required to be set forth in SCHEDULE 2.11) necessary to the Business are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any material provision of any federal, state or local law, use, ordinance, rule or regulation (including but not limited to applicable building, land use, subdivision, zoning, wetlands, Occupational Safety and Health Act rules, air pollution, disposal of effluent waste, fire code and environmental laws, ordinances, rules and regulations), or encroaches on any property owned by others, the consequences of which would have a Material Adverse Effect. Seller has obtained and kept in full force and effect all licenses, permits and approvals necessary for the use and ownership of all such property and the business being conducted thereon, including but not limited to zoning of each parcel set forth in SCHEDULE 2.11 (or required to be set forth in SCHEDULE 2.11), which permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. Except as set forth in SCHEDULE 2.11, no condemnation proceedings is pending or, to Seller's and Shareholder's best knowledge, information and belief, threatened which would preclude or impair the use of any such property by Seller for the purposes for which it is currently used.

         SECTION 2.12 LEASED REAL PROPERTY. SCHEDULE 2.12 contains an accurate and complete list of the Leased Real Property and a description of the terms of all leases to which Seller is a party pertaining to the Leased Real property. Each lease set forth in SCHEDULE 2.12 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including but not limited to the purchase of the Purchased Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such conditions under any such lease in any material respect by either lessor or lessee in each instance, and, to Seller's knowledge, all of the material covenants to be performed by any other party under any such lease have been fully performed. The Leased Real Property is adequate and suitable for the purposes for which it is presently being used.

         SECTION 2.13 INVENTORY. SCHEDULE 2.13 lists all items of Inventory of Seller (by category), which have a value (as carried on the books and records of Seller) in excess of two thousand dollars ($2,000). The Inventory (whether or not listed on SCHEDULE 2.13) consists of items of a quality and quantity usable and salable in the ordinary course of business before and after the Closing. Neither Seller nor Shareholder has any knowledge that any customer of Seller intends to request that Seller take back or otherwise repurchase or give credit for any amount of the Inventory, other than in the ordinary and usual course of the Business as conducted consistent with Seller's past experience. All items included in the Inventory are the property of Seller. Except as may be pledged as security for a loan to Seller from PNC Bank National Association pursuant to a Loan Agreement and Promissory Note dated October, 30, 1997, as amended, no items included in the Inventory have been pledged as collateral or are held by Seller on consignment from others. The Inventory shown on the June 1999 Balance Sheet are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

         SECTION 2.14 LITIGATION AND PROCEEDINGS. Except as set forth in
SCHEDULE 2.14, there is no suit, action, arbitration, investigation or legal, administrative or other proceeding, or governmental investigation pending or, to Seller's and Shareholder's knowledge, threatened, against or affecting Seller or any of Seller's business or condition (financial or otherwise), properties, assets, rights, results of operations, operations or prospects. The matters set forth in SCHEDULE 2.14, if decided adversely to Seller, would not result in the occurrence of a Material Adverse Event. Seller has furnished or made available to Purchaser relevant court papers and other documents relating to the matters set forth in SCHEDULE 2.14. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on any of the Business or condition (financial or otherwise), properties, assets, rights, operations, results of operations, prospects or on its ability to acquire any property or conduct business in any area. Seller is not in default with respect to any order, writ, injunction or decree of any Governmental Authority.

         SECTION 2.15      EMPLOYEE RELATIONS.

                  (a) Seller is in material compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged and is not engaging in any unfair labor practice; (b) no unfair labor practice charge or complaint against Seller is pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, stoppage or other labor action actually pending or threatened against or involving Seller; (d) no question of union representation exists respecting the employees of Seller and there are no petitions for an election involving Seller's employees pending before the National Labor Relations Board; (e) no grievance which might have an adverse effect upon Seller or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by Seller; (g) Seller has not experienced any material labor difficulty during the last three years; (h) there exist no claims, charges or complaints, or to Seller's knowledge, events or conditions that have occurred or existed or are occurring and existing, which would give rise to such claims, charges or complaints, with respect to or under any discrimination laws or for wrongful discharge. There has not been, and to Seller's knowledge, there will not be, any material adverse change in relations with employees of Seller as a result of any announcement of the transactions contemplated by this Agreement, the consequence of which would cause the occurrence of a Material Adverse Event; (i) Seller has not engaged in a business combination transaction or transfer of control in violation of any applicable business combination act; (j) Seller has not engaged in any plant closing or mass layoff in violation of the provisions of the Worker Adjustment Restraining and Notification Act or any state or local law or regulation requiring notice prior to a plant closing or layoff; and (k) both with respect to its employees and its facilities, Seller is in material compliance with all applicable provisions of the Americans with Disabilities Act, the Family and Medical Leave Act and the Occupational Safety and Health Act.

         SECTION 2.16 EMPLOYEE BENEFIT PLANS. Set forth on SCHEDULE 2.16 is an accurate and complete list of all pension, bonus, profit-sharing, stock options and other agreements or arrangements providing for employees' remuneration or benefits to which Seller is a party or by which it is bound (the "EMPLOYEE PLANS"), including but not limited to all employee benefit plans within the meaning of Section (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller does not presently maintain any employee benefit plans or any other pension, welfare or retirement benefit plans other than those set forth on SCHEDULE 2.16. Seller has complied with all applicable laws for each of its employee benefit plans, including the provisions of ERISA if and to the extent applicable. There are no pending, or to Seller's knowledge threatened claims by or on behalf of any such benefit plan, or by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violations or other applicable federal or state law, nor is there, to the best knowledge of Seller or Shareholder, any basis for such a claim.

         SECTION 2.17 PERSONNEL: IDENTIFICATION AND COMPENSATION. Set forth in
SCHEDULE 2.17 is an accurate and complete list of the names and addresses of all
(a) officers, directors, agents; and (b) all employees, manufacturer's and sales representatives of Seller, stating the rates of compensation payable to each.

         SECTION 2.18 LEGAL COMPLIANCE. To the knowledge of Seller and Shareholder, Seller has complied with, is not in violation of, and has received no notices or communication from any Governmental Authority relative to, alleged, actual or potential violation of any applicable foreign, federal, state or local statutes, laws and regulations (including but not limited to any applicable building, zoning, environmental or other law, ordinance or regulation) affecting Seller's properties and assets or the operation of Seller's Business, including but not limited to under the Occupational Safety and Health Act of 1970, as amended, or the Environmental Protection Act.

         SECTION 2.19 PRODUCT, ENVIRONMENTAL AND TOXIC LIABILITY.

                  (a) Except as set forth in SCHEDULE 2.19(a), there is no liability, obligation or claim pending or, to the knowledge of Seller, threatened relating to or based in whole or in part on circumstances, events or conditions occurring or existing in connection with, or arising out of, services rendered or goods or products manufactured or sold by Seller, including product warranty and product liability claims, and claims for refunds, returns, personal injury and property damage.

                  (b) Except as set forth in SCHEDULE 2.19(b), (i) Seller has not caused or permitted its businesses or the properties it owns or occupies to be used (or has knowledge that such were used) to generate, manufacture, refine, transport, treat, handle, transfer, produce, process or Release (as defined below) toxic or hazardous wastes or substances, except in material compliance with all applicable federal, state and local laws or regulations; (ii) Seller has not caused or permitted (or has knowledge of) the Release of any toxic or hazardous substances or wastes at any locations other than the properties owned or occupied by Seller; (iii) there are no actual or alleged violations of any permit, license, agreement or approval held by Seller; (iv) there are no liabilities, obligations or claims pending, or to the knowledge of Seller, threatened, relating to or based in whole or in part upon circumstances, events or conditions occurring or existing in connection with or arising out of any of the foregoing; and (v) all toxic or hazardous wastes or substances have been handled, stored and disposed of by Seller (and to Seller's best knowledge by any agents of Seller) materially in accordance with applicable law ("RELEASE" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping or storage).

                  (c) Except as set forth in SCHEDULE 2.19(c), Seller has not caused or permitted its employees or agents to be exposed to toxic or hazardous substances or other serious health risks, and there are no pending or threatened claims, nor is Seller aware of any facts that would form the basis for any claims with respect to employee/ agent exposure to toxic or hazardous substances or other serious health risks.

         SECTION 2.20 TAXES. Within the times and in the manner prescribed by law, Seller has filed or caused to be filed all federal, state, local and foreign tax returns and tax reports which are required by law and has paid all taxes, assessments, interest and penalties that are due and payable. Such returns and reports reflect accurately all liability for taxes of Seller for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and any other taxes and assessments (including interest and penalties) payable by, or due from, Seller have been fully paid or adequately disclosed and fully provided for in the books and Financial Statements of Seller. The provisions for taxes reflected in the June 1999 Balance Sheet are adequate for any and all federal, state and local taxes and any penalties, interest or other charges for the period reflected and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Seller. No examination of any tax return of Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller.

         SECTION 2.21 AUTHORITY AND CONSENTS. Except as set forth in SCHEDULE 2.21, Seller and Shareholder have the right, power, legal capacity, and authority to enter into, and perform the obligations under, this Agreement, and no approvals or consents of any other persons with respect thereto are necessary in connection with this Agreement. Except as set forth in SCHEDULE 2.21, neither Seller nor Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment, decree or any other restriction of any kind or character which adversely affects Seller's business or condition (financial or otherwise), liabilities, properties, assets, rights, operations, results of operations, prospects or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by Seller with the terms, conditions and provisions hereof or the continued operation of the Business after the date hereof or the Closing Date on substantially the same basis as heretofore operated, or which would restrict the ability of Seller to acquire any property or conduct business in any area.

         SECTION 2.22 LICENSES, PERMITS AND AUTHORIZATIONS. SCHEDULE 2.22 lists all material licenses, franchises and other permits held by Seller. Except as set forth in SCHEDULE 2.22, all material licenses, franchises and other permits held by Seller are in full force and effect and such licenses, consents, franchises and permits (i) constitute all of the licenses, consents, franchises and permits necessary to allow Seller to conduct the Business as currently conducted and, (ii) after Closing, will, subject to obtaining any necessary consents, constitute all of the licenses, consents, franchises and permits reasonably necessary to allow for the conduct of the Business in the same manner as currently conducted by Seller.

         SECTION 2.23 INSURANCE. The Purchased Assets are covered by valid and currently effective insurance policies or programs of self-insurance (collectively, the "INSURANCE POLICIES"), of such types, amounts and coverages consistent with customary practices in the industry in which Seller is engaged.
SCHEDULE 2.23 sets forth the following information with respect to each insurance policy which covers the Purchased Assets or of which Seller is a named insured or otherwise a beneficiary of coverage: (a) the name of the insurer, (b) the period of coverage and (c) the scope of coverage.

         SECTION 2.24 BROKERS' FEES. No broker, finder, investment banker or other person or entity is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or Shareholder.

         SECTION 2.25 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SCHEDULE 2.25, since June 30, 1999 and other than as reflected in the June 30, 1999 Balance Sheet, there has not been any (a) transaction by Seller except in the ordinary course of business as conducted during the twelve (12) month period ending on that date; (b) individual capital expenditure exceeding $10,000, nor capital expenditures in the aggregate exceeding $25,000; (c) material adverse change in the business or condition (financial or otherwise), liabilities, properties, assets, rights, operations, results of operations or prospects of Seller whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor, trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise; (d) change in the business or condition (financial or otherwise), liabilities, properties, assets, rights, operations, results of operations or prospects of Seller, except in the ordinary course of business; (e) destruction, damage to or loss of any asset (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of Seller; (f) labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets or prospects of Seller; (g) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller; (h) revaluation of any of Seller's assets; (i) declaration, setting aside or payment of a dividend or other distribution in respect to the capital shares of Seller, or any direct or indirect redemption, purchase or other acquisition by Seller of any of Seller's capital shares; (j) material increase in the salary or other compensation payable or to become payable to any of Seller's officers, directors, employees or agents, or the declaration, payment or obligation for the payment of a bonus or other additional salary or compensation to any such person; (k) sale or transfer of any asset of Seller, except in the ordinary course of business; (l) amendment or termination of any contract, agreement or license to which Seller is a party, except in the ordinary course of business;
(m) loan by Seller to any person or entity, or guaranty of any loan; (n) mortgage, pledge or other encumbrance of any asset of Seller; (o) waiver or release of any material right or claim of Seller, except in the ordinary course of business; (p) issuance or sale of any capital shares of Seller of any class, or of any other of Seller's securities; (q) change in Seller's status under the corporate laws of Pennsylvania; or (r) other event or condition existing or, to Seller's and Shareholder's knowledge, contemplated or threatened, of any character that has resulted or might be expected in the future to result in the occurrence of a Material Adverse Event.

         SECTION 2.26 ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no material claims against it, indebtedness, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not reflected or reserved against in the June 1999 Balance Sheet except for: (a) those that are set forth in SCHEDULE 2.26; and (b) those that may have been incurred subsequent to June 30, 1999 in the ordinary and usual course of business but not involving borrowings and are usual and normal in amount both individually and in the aggregate. Other than as set forth at
SCHEDULE 2.26, Seller is not in default in respect of the terms and conditions of any material indebtedness.

         SECTION 2.27 EFFECT OF AGREEMENT. Except with respect to those items for which consents and/or waivers will be obtained on or before the Closing Date, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a default or an event that, with notice or passage of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of Seller, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, lien or other agreement, instrument or arrangement to which Seller is a party or by which Seller or its property is bound; (b) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; or (c) the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any of the properties of Seller.

         SECTION 2.28 YEAR 2000 A. D. Except as provided on SCHEDULE 2.28 hereto, all internal operating hardware and software systems of Seller and all software and hardware products sold by Seller (the "TECHNOLOGY") are designed to be used prior to, during and after the calendar year 2000 A. D., and the Technology has been designed or modified, as applicable, to operate during such time period without error concerning date data relating to, or the product of, date data which represents or references different centuries or more than one century (the "YEAR 2000 PERFORMANCE"). Seller also has conducted a review and assessment of all aspects of the Business that could be adversely affected by the computer applications of suppliers, vendors or customers and reasonably believes that such applications will be able to recognize and perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the use of the Technology by Seller's customers will be dependent upon and interface with the technology of others, about which Seller has no knowledge and over which Seller has no control; accordingly, despite Seller's best efforts to achieve Year 2000 Performance, the preceding circumstance might, notwithstanding Seller's efforts, cause the Technology not to achieve Year 2000 Performance.

         SECTION 2.29 ACCURACY OF REPRESENTATIONS. To the knowledge of Seller and Shareholder, no representation or warranty of Seller contained in this Agreement and in any certificate delivered to Purchaser contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller and Shareholder, as of the date of this Agreement and as of the Closing, that, except as has otherwise been disclosed by Purchaser to Seller and Shareholder, their agents or representatives:

         SECTION 3.1 CORPORATE ORGANIZATION AND AUTHORITY OF PURCHASER. Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Rhode Island and has the corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         SECTION 3.2 NO CONFLICT. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Authority, the Articles of Incorporation, Bylaws, or other organizational documents of Purchaser or any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien, except to the extent that the occurrence of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

         SECTION 3.3 LITIGATION AND PROCEEDINGS. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Purchaser, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of Purchaser, threatened, against Purchaser which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Purchaser, which could reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

         SECTION 3.4 AUTHORITY AND CONSENTS. Assuming the truth and completeness of the representations and warranties of Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.5 FINANCIAL ABILITY. Purchaser has the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Purchase Price.

         SECTION 3.6 BROKERS' FEES. No broker, finder, investment banker or other person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser.

         SECTION 3.7 GRASS INSTRUMENTS PRODUCT LINE.

                  (a) There are no filed claims, or claims of which Purchaser has knowledge, against Purchaser to the effect that the intellectual property employed by Purchaser in connection with the Grass Instruments Product Line infringes, violates or otherwise is adverse to, the rights of any person in respect of any such intellectual property, and (b) the information concerning the historical performance of Purchaser with respect to sales of the Grass Instruments Product Line which previously has been furnished to Seller in writing is true, correct and complete in all material respects. Notwithstanding the foregoing, Seller and Shareholder acknowledge and agree that Purchaser makes no representation, warranty or guaranty concerning the future performance of the Grass Instruments Product Line or the future Combined Net Sales Revenues of the Grass Instruments Product Line and the Telefactor Product Line.

                                   ARTICLE IV

                       COVENANTS AND AGREEMENTS OF SELLER

         SECTION 4.1 TERMINATION OF LIENS. Other than the Permitted Liens, prior to or concurrent with the Closing, Seller shall cause all Liens encumbering the Purchased Assets to be terminated. Upon request of Purchaser at the Closing, Seller shall deliver to Purchaser pay-off letters and Lien discharges (or agreements therefor) from any person or entity with a Lien on any of the Purchased Assets.

         SECTION 4.2 BUSINESS OPERATING COVENANTS.

                  (a) CONDUCT OF THE BUSINESS. From the date hereof through Closing, Seller will, except to the extent consented to by Purchaser, which consent shall not be unreasonably withheld, delayed or denied: (i) conduct the Business only in the ordinary and usual course and in all material respects in a manner consistent with past practices (including, without limitation, the timely payment of accounts payable and other obligations of the Business); (ii) maintain in good repair consistent with past practices, at its expense, all of the material tangible personal property which is part of the Purchased Assets (ordinary wear and tear excepted); (iii) comply in all material respects with all laws, regulations, policies, guidelines, orders, judgments or decrees of any federal, state, local or foreign court or Governmental Authority applicable to the Purchased Assets or the Business; (iv) use reasonable efforts to keep available (in the ordinary and usual course of business consistent with past practice and without any obligation to spend money other than in the ordinary and usual course of business) the services of the employees of the Business and take all reasonable actions to preserve contracts and other business relationships with licensors, suppliers, dealers, customers and others having contracts or business relationships with the Business; (v) dispose of all solid waste in accordance, in all material respects, with applicable law and Seller's past practices; and (vi) promptly notify Purchaser of any extraordinary or material change in the normal conduct of the Business.

                  (b) FORBEARANCE BY SELLER. Seller will not, after the date hereof and prior to Closing, without the prior written consent of Purchaser which consent will not be unreasonably withheld, delayed or denied: (i) sell or dispose of any Purchased Assets, except sales of finished goods in the ordinary course of business; (ii) other than (a) the termination of all credit facilities extended to Seller by PNC Bank National Association and the payment of all indebtedness thereunder, and (b) the termination of an agreement with, and the payment of all sums, if any, due, or claimed to be due to, Forty-Four Financial in connection with the procurement of certain financial opportunities for the benefit of Seller, amend, modify or cancel, or waive any material right of Seller under any Contract; (iv) enter into any new contract or agreement, other than in the ordinary course of business consistent with past practices; (v) alter in any way the manner in which Seller has regularly and customarily maintained the books of account and records of the Business; (vi) make any material income tax election which could cause Seller to lose its qualification as an "S" Corporation for federal and state law purposes; or (vii) increase the compensation payable to employees employed in the Business, other than compensation increases made in the ordinary and usual course of business, consistent with past practices and existing policies.

         SECTION 4.3 INSPECTION. From the date hereof through the Closing, Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours, to the properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Seller and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Seller as they may reasonably request in connection with this Agreement or for any reasonable business purpose relating to the Business.

         SECTION 4.4 NO SOLICITATIONS.

                  (a) From the date hereof through the Closing, neither Seller nor Shareholder shall, or knowingly permit its officers, directors, employees, representatives and agents to, directly or indirectly: (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person or entity relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, Seller, any merger or business combination with Seller or any public or private offering of shares of the capital stock of Seller (an "ACQUISITION PROPOSAL"); (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Purchaser and its representatives; (iii) furnish any information or afford access to the properties, books or records of Seller or any person or entity that may consider making or has made an offer with respect to an Acquisition Proposal, other than Purchaser and its representatives; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do any of the foregoing.

                  (b) Seller and Shareholder agree that Purchaser would not have an adequate remedy at law for money damages in the event that the covenants contained in this Section 4.4 are not performed in accordance with their terms, and further agree that Purchaser will be entitled to specified performance of the terms of this Section 4.4 in addition to any other remedy to which Purchaser may be entitled at law or in equity.

         SECTION 4.5 MAINTENANCE OF INSURANCE. Between the date hereof and Closing, Seller shall maintain the Insurance Policies in full force and effect.

         SECTION 4.6 CONSENTS OF OTHERS. SCHEDULE 4.6 lists all persons or entities whose consents are necessary to permit Seller to carry out it obligations under this Agreement. As soon as reasonably possible after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller will obtain the written consents of all persons or entities listed on SCHEDULE 4.6 and will furnish to Purchaser executed copies of such consents.

         SECTION 4.7 ACCOUNTS PAYABLE. With the exception of those accounts payable included in the Assumed Liabilities, Seller agrees that it shall settle its accounts payable, in a manner which will not affect the day-to-day business operations of Purchaser related to the Business within ninety (90) days of Closing. In the event that after 90 days Purchaser notifies Seller that an account payable to a vendor, the non-payment of which is disruptive to Purchaser's business because of Seller's failure to pay, Purchaser may set off the amount of the account as provided in Section 11.13 if the account is not settled by Seller within ten (10) days of said notice.

         SECTION 4.8 PAYMENT OF SPECIFIED OBLIGATIONS. Within ten (10) days of the Closing, Seller shall repay in full those obligations set forth on SCHEDULE
4.8 (the "SPECIFIED OBLIGATIONS"). In the event that Seller fails to repay the Specified Obligations within such ten-day period, Purchaser may set-off the amount of the unpaid Specified Obligations against amounts due to Seller under this Agreement, including, without limitation, amounts payable to Seller under the Price Adjustment Escrow Agreement.

         SECTION 4.9. PREPARATION OF FINANCIAL STATEMENTS. Seller agrees that it will cooperate fully with Purchaser to prepare and have audited, at the expense of Purchaser, all applicable and required financial statements relating to the Business and the Purchased Assets for the purposes of the reporting of the transaction by Purchaser to the Securities and Exchange Commission on Form 8-K.

                                    ARTICLE V

                      COVENANTS AND AGREEMENTS OF PURCHASER

         SECTION 5.1 INSPECTION. Purchaser shall afford to Seller, Shareholder and their respective accountants, counsel and other representatives reasonable access, after Closing, during normal business hours, to the properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Purchaser, and shall furnish such representatives with all financial and operating data and other information concerning the Business as they may reasonably request in connection with this Agreement or for any reasonable business purpose relating to the Business, including but not limited to the preparation of tax returns and responding to tax audits and other governmental filings and proceedings, and any and all matters arising out of, or relating to the business associated with the Business prior to the Closing Date.

         SECTION 5.2 PRODUCT WARRANTIES, INVENTORY OBSOLESCENCE AND THE WARRANTY AND OBSOLESCENCE RESERVE ACCOUNT.

                  (a) Purchaser shall honor product warranty claims, subject to the terms and conditions of Seller's existing product warranties, attached hereto as SCHEDULE 5.2, with respect to goods or products manufactured or sold by Seller shipped before the Effective Date, and also will honor claims concerning the Year 2000 Performance of Seller's Technology arising after the Effective Date (collectively, "WARRANTY CLAIMS"). Warranty Claims shall be subject to the provisions of the Warranty and Obsolescence Escrow Agreement referenced in Subsection (c) of this Section 5.2. Any labor provided by Purchaser in satisfaction of the Warranty Claims, and which shall be charged to the Warranty and Obsolescence Reserve Account described in Section (c) of this Section 5.2, shall be billed at a rate of $100.00 per hour.

                  (b) After the Closing Date, Inventory which is found to be obsolete by Purchaser (the "OBSOLESCENCE CLAIMS") shall be charged against the Warranty and Obsolescence Reserve Account established herein and the value of such Inventory remitted to Purchaser by the Warranty Escrow Agent described in Section (c) of this Section 5.2. Each such charge shall be billed at Seller's standard cost as such cost existed as of the Closing Date.

                  (c) On the Closing Date, Purchaser shall place twenty-five thousand dollars ($25,000) of the Closing Payment in an escrow account (the "WARRANTY ESCROW AMOUNT") established pursuant to an Escrow Agreement, (the "WARRANTY AND OBSOLESCENCE ESCROW AGREEMENT") substantially in the form of EXHIBIT B hereto, dated as of the Closing Date, among Purchaser, Seller, Shareholder, and Escrow Agent as a reserve to satisfy any Warranty Claims and Obsolescence Claims (the "WARRANTY AND OBSOLESCENCE RESERVE ACCOUNT"). Seller's aggregate liability for Warranty and Obsolescence Claims shall be limited to the Reserve (as hereinafter defined) and the sum of twenty-five thousand dollars ($25,000) deposited by Purchaser in the Warranty and Obsolescence Reserve Account. The provisions of this Subsection 5.2(c) shall survive the Closing of the transaction hereunder.

                  (d) It is understood and agreed that any Warranty Claims first shall be charged against the $21,000 warranty reserve maintained on the books of Seller as of the November 30, 1999 (the "RESERVE"), and that only Warranty Claims arising after the depletion of the Reserve shall be charged against the Warranty Escrow Amount.

         SECTION 5.3 EMPLOYEE MATTERS.

                  (a) IN GENERAL. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall not have any liability with respect to any claim of any former employee of Seller, including, without limitation, Continued Employees (as hereinafter defined), for cash wages or salary or other remuneration and/or for pension, welfare and fringe benefits, including without limitation, any such claim under the Plans, which is attributable to or accrued prior to the Closing Date. Purchaser shall offer employment on and after the Closing Date to the employees of Seller as Purchaser may designate. All such employees who accept an offer of employment are referred to as "CONTINUED EMPLOYEES". Continued Employees shall be employed by Purchaser under the terms of employment contracts as shall be agreed upon by Purchaser and each Continued Employee. Seller agrees that following the Closing Date, other than Shareholder and such of Seller's employees, as agreed to by Purchaser, as are reasonably necessary to wind-up the affairs of Seller, Seller shall not retain or employ any of the Continued Employees as an employee or consultant.

                  (b) LIMITATIONS. Notwithstanding anything in subsection (a) to the contrary and subject to the terms of such employment agreements as may be executed by and between Purchaser and the Continued Employees, if any, any such offer of continued employment shall not be construed to limit the ability of Purchaser to terminate Continued Employees at any time for any reason, or to change their terms and conditions of employment, including, but not limited to, the levels of compensation and employee benefits in effect at the Closing.

                  (c) NON-RETAINED EMPLOYEES. Notwithstanding any other provision hereof, Seller expressly acknowledges and agrees that Seller shall retain all liability for (and shall pay or make provision for payment of) and Seller expressly agrees that Purchaser shall have no liability for amounts that are due or that may become due to current or former employees of Seller or their dependents and beneficiaries, or amounts or benefits that become due under any of the Plans (as defined in Section 2.16 hereof) or under any other employee benefit plan, program or arrangement at any time maintained by Seller. Except as provided in this Section 5.3, Purchaser shall have no obligation whatsoever to hire, retain or employ any current or former employee of, or consultant to, Seller. Seller shall take all actions that are necessary or appropriate to ensure that Purchaser shall have no obligation or liability under the Worker Adjustment and Retraining Notification Act ("WARN") with respect to any employees or former employees of Seller whose employment is terminated on or prior to the Closing Date or who are not Continued Employees as a result of the transactions contemplated by this Agreement and the related documents, and Purchaser shall take all such actions to ensure that Seller has no such liability with respect to Continued Employees who are terminated by Purchaser after the Closing Date, including, without limitation, providing to such employees and former employees any notifications required by WARN in a timely manner. Seller shall indemnify Purchaser from and against any liability incurred by, or alleged to be an obligation of, Purchaser arising out of the termination of employment of any of Seller's employees on or prior to the Closing Date or who are not Continued Employees and Purchaser shall indemnify Seller from and against any liability incurred by or alleged to be an obligation of Seller arising out of the termination of employment of any Continued Employees by Purchaser or its subsidiaries or affiliates after the Closing Date.

         (d) SELLER 401K PLAN. Seller agrees to terminate its 401k Plan (the "PLAN") and to submit the Plan to the Internal Revenue Service for a favorable determination as to its qualification in connection with its termination. Seller maintains responsibility for completing and filing all documentation in connection with the Plan termination including the final Form 5500 for the Plan.

                                   ARTICLE VI

                         JOINT COVENANTS AND AGREEMENTS

         SECTION 6.1 SUPPORT OF TRANSACTION. Purchaser and Seller shall each (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable any and all consents required to be obtained in connection with the transactions contemplated hereby, (ii) use its reasonable commercial efforts to obtain all consents and approvals of third parties that any of Purchaser or Seller are required to obtain in order to consummate the transactions contemplated hereby, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Articles VII and VIII or otherwise to comply with this Agreement.

         SECTION 6.2 TAX MATTERS.

                  (a) Seller and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to taxes, including maintaining and making available to each other all records necessary in connection with the Purchased Assets and in resolving all disputes and audits with respect to taxes.

                  (b) All taxes imposed on account of or resulting from the sale of the Purchased Assets to Purchaser, including all sales and other similar transfer taxes and all filing or recording fees, shall be paid by Seller.

         SECTION 6.3 ASSIGNMENT OF CONTRACTS. Until Purchaser has been assigned all Contracts necessary or appropriate for Purchaser's operation of the Business consistent with Seller's past practices, to the extent permitted thereunder, Purchaser shall operate, manage and supervise the Business that is the subject of any such unassigned Contract (the "SUBJECT BUSINESS") in the name of Seller. Purchaser shall pay all costs and expenses relating to or arising out of, Purchaser's management of the Subject Business. Unless otherwise required by law, all personnel involved in Purchaser's operation of the Subject Business shall be on Purchaser's payroll. Seller shall pay Purchaser a management fee equal to all profits, which Seller would otherwise earn from Purchaser's temporary operation of the Subject Business, and Purchaser shall reimburse Seller for all losses from such temporary operation of the Subject Business. Purchaser's temporary operation of the Subject Business shall result in Seller making no profit or loss from such temporary operation, except as otherwise required by law. Seller shall cooperate with Purchaser to facilitate Purchaser's temporary operation of the Subject Business and to obtain the assignment to Purchaser of any unassigned Contracts.

                                   ARTICLE VII

                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

         The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. Purchaser may waive any or all of such conditions in whole or in part without prior notice; provided, however, that no such waiver shall constitute a waiver by Purchaser of any of Purchaser's other rights or remedies, at law or in equity, if Seller and Shareholder are in default of any of the representations, warranties or covenants contained in this Agreement.

         SECTION 7.1 TRUTH OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Shareholder contained in this Agreement or in any Schedule or Exhibit delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Seller and Shareholder shall have delivered to Purchaser on the Closing Date a certificate, dated the Closing Date, to such effect.

         SECTION 7.2 SELLER'S PERFORMANCE OF AGREEMENTS. Seller and Shareholder shall have performed, satisfied and complied will all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller and Shareholder on or before the Closing Date and Seller and Shareholder shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         SECTION 7.3 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall be no material adverse change in the liabilities, the business or condition (financial or otherwise), the properties, assets, rights, operations, results of operations or prospects of Seller, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         SECTION 7.4 CERTIFICATION BY SELLER. Purchaser shall have received a certificate, dated the Closing Date, signed by each Seller's president or vice president and treasurer or assistant treasurer, certifying, in such detail as Purchaser and Purchaser's counsel may reasonably request, that the conditions specified in Sections 4.2, 4.4, 4.5 and 4.6 have been fulfilled.

         SECTION 7.5 OPINION OF SELLER'S COUNSEL. Purchaser shall have received from Mesirov Gelman Jaffe Cramer & Jamieson, LLP, counsel to Seller, a favorable opinion dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and Hinckley, Allen and Snyder, LLP, counsel to Purchaser, subject to reasonable limitations and qualifications of Seller's counsel, that with regard to

Seller: (a) (1) Seller is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and has all necessary corporate power to own its properties as now owned and operate its business as now operated, and (2) Seller is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect; (b) Seller has no subsidiaries; (c) Seller has the corporate power and authority to enter into, deliver and perform its obligations under this Agreement; (d) this Agreement has been duly approved by all requisite corporate and shareholder action on the part of Seller, has been duly executed and delivered on behalf of Seller and is valid and binding on Seller and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; (e) Seller has full power to transfer the Purchased Assets to Purchaser without obtaining the consent or approval of, or providing notice to, any other person or Governmental Authority; (f) except as set forth in
SCHEDULE 2.14 to this Agreement, counsel has no knowledge of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller or any of its businesses or properties, or financial or other condition; and (g) neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a default, or an event that would with notice or passage of time or both constitute a default under, or violation or breach of, Seller's certificate of incorporation, bylaws; or, to such counsel's knowledge (1) constitute a default, or an event that would with notice or passage of time or both constitute a default under, or violation or breach of any indenture, license, lease, franchise, mortgage, instrument or other agreement to which Seller is a party or by which the properties of Seller may be bound, or (2) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Seller, or (3) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Seller.

         SECTION 7.6 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, or by any public authority, pertaining to the transaction contemplated by this Agreement will have been instituted or threatened on or before the Closing Date, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         SECTION 7.7 GOOD STANDING AND TAX CERTIFICATES. Seller shall have delivered to Purchaser (a) copies of Seller's charters, including all amendments thereto, certified by the Secretary of the Commonwealth of Pennsylvania, and (b) a certificate from the Secretary of State or other appropriate official in each state in which Seller is qualified to do business to the effect that Seller is in good standing in such state, and (c) certificates as to the tax good standing of Seller in the Commonwealth of Pennsylvania and each state in which Seller is qualified to do business.

         SECTION 7.8 CONSENTS AND APPROVALS. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including but not limited to those listed on SCHEDULE 4.6.

         SECTION 7.9 APPROVAL OF PROCEEDINGS AND DOCUMENTATION. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto, and all certificates, instruments, opinions and other documents delivered to Purchaser under this Agreement, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         SECTION 7.10 ASSETS. Purchaser shall be satisfied that the nature and character of the Purchased Assets and the Business as of the Closing Date are substantially the same as reflected on the June 30, 1999 Balance Sheet.

         SECTION 7.11 EMPLOYMENT AGREEMENTS. John B. Chatten, President and Chief Executive Officer of Seller, shall have entered into an employment agreement with Purchaser substantially in the form of EXHIBIT C(1) hereto, and Vladimir Ivanov, employee of Seller, shall have entered into an employment agreement with Purchaser substantially in the form of EXHIBIT C(2) hereto (each, an "EMPLOYMENT AGREEMENT," collectively, the "EMPLOYMENT AGREEMENTS").

         SECTION 7.12 LEASES AND SUBLEASE. As of the Closing Date Purchaser shall have entered into with Seller separate two (2) year leases, with two (2) one (1) year options to renew, of the land and buildings owned by Seller located at 1094 and 1090 New DeHaven Street, West Conshohocken, Pennsylvania, respectively, substantially in the forms of EXHIBITS D and E hereto (the "LEASES"). Purchaser and Seller shall have obtained the landlord's consent to a sublease of Seller's lease of the land and buildings located at 1083 New DeHaven Street, West Conshohocken, Pennsylvania, on the terms and conditions of Seller's present lease of said land and buildings and substantially in the form of EXHIBIT F hereto (the "SUBLEASE").

         SECTION 7.13 RELEASES FROM CREDITORS. Purchaser shall have received all Lien discharges, UCC termination statements and similar instruments required to comply with Seller's obligations under Section 4.1 hereof.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing, of the conditions set forth below. Seller may waive any or all of such conditions in whole or in part without prior notice.

         SECTION 8.1 TRUTH OF PURCHASER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser under this Agreement will be true on and as of the Closing as though such representations and warranties were made on and as of that date, and Purchaser shall have delivered to Seller on the Closing Date a certificate, dated the Closing Date, to such effect.

         SECTION 8.2 PURCHASER'S PERFORMANCE OF AGREEMENTS. Purchaser will have performed and complied with all covenants and agreements and satisfied all conditions which Purchaser is required by this Agreement to perform, comply with, or satisfy, before or at the Closing, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect. .

         SECTION 8.3 OPINION OF PURCHASER'S COUNSEL. Purchaser will have received from Hinckley, Allen & Snyder LLP, counsel to Purchaser, an opinion dated the Closing Date, in form and substance satisfactory to Seller and counsel for Seller, to the effect that: (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has all requisite corporate power to perform its obligations under this Agreement; (b) this Agreement has been duly approved by all requisite corporate action on the part of Purchaser, has been duly executed and delivered on behalf of Purchaser and is valid and binding on Purchaser and enforceable in accordance with its terms, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and (c) all corporate proceedings required by law or by the provisions of this Agreement and the transactions contemplated hereby to be taken by Purchaser on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken.

         SECTION 8.4 RELATED AGREEMENTS. Purchaser shall have executed and delivered the Employment Agreements, the Leases and the Sublease.

                                   ARTICLE IX

                                     CLOSING

         SECTION 9.1 CLOSING. The consummation of the purchase and sale of the Purchased Assets (the "CLOSING") shall take place at 10:00 am., Eastern Time, at the offices of Hinckley, Allen & Snyder LLP, 1500 Fleet Center, Providence, Rhode Island 02903-2393, counsel for Purchaser, on such date as is mutually agreeable to the parties or at such other time and place as the parties may agree (the "CLOSING DATE"). Notwithstanding this Section 9.1, the effective date of the transactions contemplated by this Agreement shall be as of the close of business on November 30, 1999 (the "EFFECTIVE DATE").

         SECTION 9.2 SELLER DELIVERIES AT CLOSING. At the close of business on the Closing Date, Seller shall deliver possession of the Purchased Assets free and clear of all Liens and at the Closing shall execute and deliver, or cause to be executed and delivered, to Purchaser:

                  (a) one or more bills of sale conveying to Purchaser all of Seller's interest in and to the Equipment;

                  (b) one or more instruments of assignment assigning to Purchaser all of Seller's interest in the Contracts and consents to such assignments as are necessary to assure Purchaser of the full benefit of the same;

                  (c) one or more instruments of assignment assigning to Purchaser all Intellectual Property, which, to the extent necessary to assign such rights, shall be in recordable form;

                  (d) one or more instruments of transfer providing for the assignment to and assumption by Purchaser of the Assumed Liabilities (the "ASSUMPTION OF LIABILITIES");

                  (e) such other bills of sale and instruments of conveyance and consents as shall be necessary, or reasonably requested by Purchaser, in order effectively to convey to Purchaser all of Seller's right, title and interest in and to the Purchased Assets;

                  (f) as requested by Purchaser, pay-off letters and Lien discharges (or agreements therefor) from any person or entity with a Lien on any of the Purchased Assets;

                  (g) all of Seller's business records, books and other data relating to the Purchased Assets and Assumed Liabilities;

                  (h) the Leases and the Sublease;

                  (i) the opinion of counsel as provided in Article VII;

                  (j) the certificates, dated the Closing Date, as provided in
Article VII;

                  (k) certified corporate votes of Seller, in form satisfactory to counsel to Purchaser, authorizing the execution and performance of this Agreement and all actions to be taken by Seller and Shareholder under this Agreement;

                  (l) the Price Adjustment Escrow Agreement;

                  (m) the Warranty and Obsolescence Escrow Agreement; and

                  (n) the Employment Agreements.

                  SECTION 9.3. PURCHASER DELIVERIES AT CLOSING. At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller,

                  (a) the Closing Payment reduced by the Escrow Deposits;

                  (b) the opinion of the counsel as provided in Article VIII;

                  (c) the certificates, dated the Closing Date, as provided in
Article VIII; and

                  (d) certified votes of Purchaser's board of directors, in form satisfactory to counsel for Seller, authorizing the execution and performance of this Agreement and all actions to be taken by Purchaser under this Agreement;

                  (e)      the Assumption of Liabilities;

                  (f)      the Leases and the Sublease;

                  (g)      the Price Adjustment Escrow Agreement;

                  (h)      the Warranty and Obsolescence Escrow Agreement; and

                  (i)      the Employment Agreements;

                  (j) the Stock Option Agreements, as defined in the Employment Agreements; and

                  (k) the canceled Promissory Note and License Agreement.

         At the Closing, Purchaser also shall deliver the Price Adjustment Escrow Amount and the Warranty Escrow Amount to the Escrow Agent.

                                    ARTICLE X

                                 INDEMNIFICATION

         SECTION 10.1 INDEMNIFICATION OF PURCHASER. Seller and Shareholder shall jointly and severally indemnify, defend and hold harmless Purchaser (its Affiliates and their respective successors and assigns, and their respective officers, directors, employees, Affiliates, agents and shareholders) (collectively, the "PURCHASER'S INDEMNIFIED PARTIES") from and against and in respect of any and all claims, demands, losses, costs, expenses (including but not limited to expenses for site assessments and remediation), obligations, liabilities, damages, recoveries and deficiencies (including but not limited to interest, penalties and reasonable fees of attorneys, consultants, engineers and accountants) (collectively, "CLAIMS") imposed upon, asserted against, incurred, suffered or paid by Purchaser's Indemnified Parties and their respective affiliates, successors or assigns, or others (including but not limited to those asserted or imposed by third parties, including but not limited to governmental agencies or instrumentalities ("THIRD PARTIES"), which arise from, result from or relate to:
(a) other than the Assumed Liabilities, any and all claims accruing prior to the Closing Date (i) for indebtedness, liabilities or obligations of Seller, or the Business or relating to the Purchased Assets of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, whether known or unknown to Seller, (ii) arising from Seller's actions contrary to, in violation of, or as non-compliance with, applicable law, regulation or ordinance, including but not limited to Bulk Sales laws and those of an environmental (including but not limited to generation, storage and disposal of hazardous or toxic materials or wastes), safety (including but not limited to exposure to toxic or hazardous substances or other serious health risks) or employment (including but not limited to employee relations, employee benefit and welfare plans and arrangements, unemployment, reemployment or plant closing laws) nature (including but not limited to those which resulted from activities of Seller, its predecessor(s) in interest, or occupancy of properties), or (iii) arising from or related to Seller's violation of the rights of any other person (including but not limited to warranty or product liability claims) or any condition of employment; (b) any breach of, or failure by Seller or Shareholder to perform, any of the representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instruments attached hereto or furnished pursuant to this Agreement; (c) any and all Claims arising out of, relating to or with respect to (i) assets retained by Seller, and (ii) anything described in Sections 2.18 or 2.19 (including but not limited to those which resulted from activities of Seller, its predecessor(s) in interest, or occupancy of properties); and (d) any and all Claims arising out of, relating to or with respect to Seller's failure to qualify the Netherlands Office under Dutch law on or prior to Closing Date ("QUALIFICATION CLAIMS"). ("AFFILIATE" shall mean, with respect to any specified person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person or entity, through one or more intermediaries or otherwise.)

         SECTION 10.2 INDEMNIFICATION OF SELLER. Purchaser shall indemnify, defend and hold harmless Seller, the shareholders of Seller, including, but not limited to, Shareholder and their officers, directors, employees, agents and their respective Affiliates together with their respective successors and assigns (collectively, the "SELLER'S INDEMNIFIED PARTIES") from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including but not limited to reasonable fees of attorneys) that any of Seller's Indemnified Parties may incur or suffer, which arise, result from or relate to: (a) any breach of, or wrongful failure by Purchaser to perform, any of Purchaser's representations, warranties, covenants or agreements in this Agreement, or any of the agreements entered into pursuant hereto, including, but not limited to, the Warranty and Obsolescence Escrow Agreement, and the Price Adjustment Escrow Agreement; (b) the use of the Purchased Assets and the conduct of the Business in connection therewith accruing at any time from and after the Closing Date; and (c) the failure to timely pay and perform each and all of the Assumed Liabilities.

         SECTION 10.3 NOTICE OF CLAIM. Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification under this ARTICLE X, specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim. If the claim involves a claim made by a Third Party, each party to this Agreement has the right to participate at its own expense in the defense of any such matter or its settlement, or the indemnified party may authorize the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give timely notice of a matter which may given rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld, delayed or denied, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         SECTION 10.4 LIMITATION ON TIME FOR PRESENTMENT OF CLAIMS AND AMOUNT OF INDEMNIFICATION. Notwithstanding any provision in this Article X to the contrary: (a) other than in respect of the obligations under SECTION 1.6,
SECTION 1.7, SECTION 1.8 and SECTION 5.2 hereof and the obligations under the Employment Agreements for which the time period hereunder described will be for a period of twenty-four (24) months after the performance of the last respective obligations thereunder, any Claim not presented by the indemnified party respectively to the Purchaser's Indemnified Parties or the Seller's Indemnified Parties, within twenty-four (24) months of the Closing Date shall be deemed irrevocably barred and waived by the party who or which otherwise would have been entitled to indemnification hereunder; and (b) with the exception of (i) Warranty Claims; (ii) Qualification Claims, (iii) Claims arising out of the conduct of the Business by the Purchaser from and after the Closing Date; (iv) Claims of employees under the Employment Agreements; (v) Claims of the holders of the Stock Options under the Stock Option Agreements; (vi) Claims of the lessor under the Leases; and (vi) Claims of the Sublessor or any party claiming under the lease between the owner of the fee estate and Seller, no party shall be entitled to present or pursue any Claim which individually is in an amount less than five thousand dollars ($5,000), or in the aggregate with all other Claims less than twenty-five thousand dollars ($25,000).

         SECTION 10.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Unless otherwise expressly provided herein in respect to the Additional Purchase Price, the Warranty and Obsolescence Escrow Account, the Employment Agreements, the Stock Option Agreements, the Leases, and the Sublease, all representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any other instrument, certificate or opinion provided for herein, shall survive the Closing, and shall continue in full force and effect for a period of twenty-four (24) months thereafter.

         SECTION 10.6 KNOWLEDGE OF SELLER AND SHAREHOLDER. Where any representation or warranty contained in this Agreement is expressly qualified by reference to Seller's and Shareholder's knowledge, information and belief, Seller and Shareholder confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1 WAIVER. Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner as this Agreement.

         SECTION 11.2 NOTICES. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or
(iii) two (2) days after being sent by a reputable, nationally recognized overnight courier, or

(iv) delivered by telecopy and promptly confirmed by delivery in person or in first class mail in each case, with postage prepaid, addressed as follows:

         (a)   If to Purchaser, to:

                   Astro-Med, Inc.
                   Astro-Med Industrial Park
                   600 East Greenwich Avenue
                   West Warwick, Rhode Island 02893
                   Attention:       Joseph P. O'Connell, Chief Financial Officer
                   Telephone No.:   (401) 828-4000
                   Telecopy No.:    (401) 822-0139

                   with a copy to:

                   Hinckley, Allen & Snyder LLP
                   1500 Fleet Center
                   Providence, Rhode Island 02903-2393
                   Attention:       Margaret D. Farrell, Esquire
                   Telephone No.:   (401) 274-2000
                   Telecopy No.:    (401) 277-9600

         (b)   If to Seller, to:

                   Telefactor Corporation
                   1094 New DeHaven Street
                   West Conshohocken, Pennsylvania 19428
                   Attention:       John B. Chatten,
                                    President & Chief Executive Officer
                   Telephone No.:   (610) 825-4555
                   Telecopy No.:    (610) 941-0348

                   with a copy to:

                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                   1735 Market Street, 38th Floor
                   Philadelphia, PA 19103-7598
                   Attention:       Barry H. Frank, Esquire
                   Telephone No.:   (215) 994-1260
                   Telecopy No.:    (215) 994-1111

         (c)   If to Shareholder, to:

                   John B. Chatten
                   111 Woodside Drive
                   Ardmore, PA 19003
                   Telephone No.:   (610) 649-4799

                   with a copy to:

                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP

                   1735 Market Street, 38th Floor
                   Philadelphia, PA 19103-7598
                   Attention:       Barry H. Frank, Esquire
                   Telephone No.:   (215) 994-1260
                   Telecopy No.:    (215) 994-1111


or to such other address or addresses as the parties may from time to time designate in writing.

         SECTION 11.3 ASSIGNMENT. Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party, except that Purchaser may assign all or a portion hereof to any subsidiary or Affiliate of Purchaser. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of each party hereto.

         SECTION 11.4 RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedies under or by reason of this Agreement.

         SECTION 11.5 EXPENSES. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that (i) the fees and expenses of the Auditor (as defined in SUBSECTION 1.5(e) HEREOF), if any, shall be paid one-half by Purchaser and one-half by Seller and (ii) all transfer, conveyance and similar taxes imposed as a result of the sale of the Purchased Assets shall be paid by Seller. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants.

         SECTION 11.6 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.7 ENTIRE AGREEMENT. This Agreement (together with the Schedules and Exhibits to this Agreement, and the agreements, documents and instruments referenced herein and pursuant to which the transaction contemplated hereby will be effectuated, which, although they may be bound separately, constitute part of this Agreement) and that certain Confidentiality Agreement between the parties dated as of May 26, 1999 (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement the parties and supersede any other agreements, whether written or oral, that may have made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

         SECTION 11.8 SEVERABILITY. If any term of provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

         SECTION 11.9 AMENDMENT. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

         SECTION 11.10 PUBLICITY. Except to the extent required otherwise by any securities laws, rules or regulations, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement issued prior to or concurrent with the Closing, and `the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and Seller, which approval shall not be unreasonably withheld by any party.

         SECTION 11.11 FURTHER ASSURANCES. Each of Seller and Purchaser covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by another party to confirm or perfect or otherwise to carry out the conveyances, intent and purposes of this Agreement.

         SECTION 11.12 TAX TREATMENT. Purchaser and Seller shall use reasonable efforts to agree on an allocation of the Purchase Price in accordance with the requirements of Section 1060 of the Internal Revenue Code. Purchaser and Seller shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the allocations of the Purchase Price made pursuant to this Section
11.12. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein. Both Purchaser and Seller agree to file with the Internal Revenue Service an IRS Form 8594 (Asset Acquisition Statement under Section 1060) with respect to the acquisition by Purchaser of the Purchased Assets, with their respective federal income tax returns for the year in which the Closing Date occurs, consistent with the allocations made pursuant to this Section 11.12.

         SECTION 11.13 SET-OFF. Without limiting the rights of Purchaser at law or in equity, Purchaser shall have the right to set-off against payments due by it or any Affiliate to Seller hereunder, or under any agreement contemplated hereby and delivered at the Closing or otherwise, the amount of any obligations due from Seller, Shareholder or Shareholders under this Agreement or otherwise, including interest on such obligations due from Seller or Shareholders (to be calculated from the due date to the date payments of such sums were made or used to setoff).

         SECTION 11.14 NON-EXCLUSIVITY OF REMEDIES. The remedies specifically provided for in this Agreement are intended to be cumulative and shall not be deemed to exclude any other right ore remedy that the parties may have at law or in equity.

         SECTION 11.15 GOVERNING LAW. This Agreement has been made in and its validity, interpretation, construction and performance shall be governed by and be in accordance with the laws of the State of Rhode Island, without reference to its laws governing conflicts of law. Each party irrevocably agrees that any legal action or proceedings against with respect to this Agreement may be brought in the courts of the State of Rhode Island, or in any United States District Court of Rhode Island, and, by its execution and delivery of this Agreement, each party hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which it may have as to venue in any of the above courts. Each party further consents and agrees that any process or notice of motion or other application to either of said Courts or any judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of Rhode Island or the District of Rhode Island by registered or certified mail, return receipt requested, postage prepaid, and be effective as of the receipt thereof, or in such other manner as may be permissible under the rules of said Courts. Each party hereby waives trial by jury in any action or proceeding in connection with this Agreement.

         IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.


ASTRO-MED, INC.                                               TELEFACTOR CORP.
By:      /s/ ALBERT W. ONDIS                        By:      /s/ JOHN B. CHATTEN
   ---------------------------------------             -------------------------------------------------
Name:    Albert W. Ondis                            Name:    John B. Chatten
Title:   Chairman and Chief Executive Officer                Title:   President and Chief Executive Officer

                                                    JOHN B. CHATTEN

                                                      /s/ JOHN B. CHATTEN
                                                    -------------------------------------
                                                    John B. Chatten
                                                    Major Shareholder of Telefactor Corp.








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